Exhibit 10.2

SERVICE AGREEMENT

between

Franklin Electronic Publishers (Deutschland) GmbH, represented by its sole shareholder. Franklin Electronic Publishers Euro-Holdings B.V., Rotterdam, represented by its singly representing Director, Mr. Mike Kemp, (hereinafter called the “Company”)

and

Mr. Walter Schillings,

RotwandstraBe 11, D-82041 Oberhaching

I.	Position and Duties

(1)	The Company will employ Mr. Schillings and Mr. Schillings shall serve the Company as Managing Director with the principal responsibility of developing the Company, producing a business plan and developing sales contacts with the major potential customers in Germany, Austria, and Switzerland. Mr. Schillings will be empowered to represent the company solely subject to the conditions as set forth under Subsect. (2).

(2)	Mr. Schillings is aware that the Company at any time during his employment shall be entitled to appoint one or more other Managing Directors to act jointly with him in the above stated capacity or in any other capacity in which he is then employed, and to require him to report to any other director or officer of the shareholder or any related company.

(3)	Mr. Schillings shall perform his duties and services consistent with the capacity in which he is employed, with the guidelines and instructions which may be forthcoming from the shareholders’ meeting from time to time, and all statutory provisions and the provisions of the statutes of the Company.

(4)	The Company may require Mr. Schillings as part of his duties to perform and render duties and services to any related company and, at the company’s discretion, to accept office as a director (without any additional remuneration). Such duties would not include any requirement to relocate without prior written agreement between the company and Mr. Schillings.

(5)	Mr. Schillings shall provide adequate information to the shareholders’ meeting concerning all material aspects of the business.

(6)	Except during holidays permitted under section VI below, or when prevented by ill health or accident, Mr. Schillings shall devote his whole time and attention to the Company and to his duties under this Agreement. He shall promote the interests of the Company and the shareholder and use his best endeavours to promote the businesses of the company and the shareholder. Mr. Schillings shall not (without the prior written consent of the Company, such consent to be withheld only so far as may be reasonable and necessary to protect the legitimate interests of the Company), during the term of this Service Agreement engage in any additional occupations against remuneration or participation in any other business of any kind.

He shall not directly or indirectly be interested or concerned in any firm carrying on business in electronic publishing within Germany or any country in the European Community in which the Company operates. This shall not prevent Mr. Schillings from being the holder or beneficial owner of any shares in any company if such shares do not provide him with any influence on the company’s representatives.

II.	Duration and Termination of the Agreement

(1)	This agreement shall come into force on and with effect from March 11, 1996.

(2)	Subject to the terms and conditions of this agreement, the Company shall continue to employ Mr. Schillings as a full-time Managing Director until his employment hereunder shall be determined by either party giving to the other at any time not less than three calendar months’ notice in writing at any time during the first two years of employment. Thereafter the notice required by either party will be increased by one month per year to a maximum of six months after five years of employment. This does not affect each party’s right to terminate this Agreement for good cause.

(3)	Upon notice (irrespective of which party shall have given it) the Company shall be entitled to release Mr. Schillings from his duties whilst continuing to pay his contractual salary. Such period of release shall be offset against Mr. Schillings’ remaining vacation entitlement.

(4)	This Service Agreement shall he terminated without prior notice at the end of the month in which Mr. Schillings will reach the age of 65.

(5)	Notwithstanding any claims for remuneration by Mr. Schillings, the shareholders’ meeting is entitled to withdraw Mr. Schillings’ appointment as Managing Director at any time.

(6)	In any of the following events this Agreement may be terminated forthwith by the Company, that is to say:

•	if the Purchase Agreement between Franklin Electronic Publishers, Inc. and Mr. Schillings as to the shares of Systech Gesellschaft for mobile Datensystems mbH does not come into force before 1 May 1996;

•	if Mr. Schillings becomes bankrupt or enters into any deed of arrangement with his creditors;

•	if he shall be convicted of a criminal offence, other than a motoring offence not involving custodial sentence;

•	if he commits a serious or persistent breach of the terms of this Agreement or fails to adequately perform his duties under this Agreement; or

•	if he is guilty of conduct which tends to bring himself or any of his held by him or the Company or any related company into disrepute.

(7)	Any notice given under or in connection with this Agreement shall be regarded as duly given if delivered by Mr. Schillings to the registered office of the mother company or if delivered by the Company or the shareholder to the address of Mr. Schillings last known to the Company. Notice given by fax shall be deemed as duly given and shall meet the prerequisites of form if followed by mail within a period of 14 days.

III.	Salary

(1)	The Company shall pay Mr. Schillings by way of remuneration for his service under this agreement a gross salary at the rate of DM 155.250,—(Deutsch Marks one hundred and fifty-five thousand two hundred and fifty) per annum paid monthly in arrears, but not earlier than April 1, 1996.

(2)	The annual salary of DM 155.250,— shall be divided by a factor of 13.5. The salary therefore will be paid monthly in rates of DM 11.500,—. This monthly salary will be increased up to DM 17.250,— for the month of June and up to DM 23.000,—for the month of November.

(3)	The shareholders’ meeting shall review the salary annually (which in any event shall not be before April 1, 1997) and any increase shall be at the entire descretion of the shareholder.

(4)	The company will additionally pay a premium of up to DM 3.000,— annually for Mr. Schillings life insurance. The tax on this premium has to be borne by Mr. Schillings.

IV.	Annual Bonus

Mr. Schillings will participate in a bonus scheme with the beginning of the fiscal year commencing in April 1996. Any bonus paid by the Company to Mr. Schillings as an addition to his remuneration in any year or other period will be decided upon at the discretion of a Compensation Committee of Franklin Electronic Publishers, Inc., USA. There will be no bonus in fiscal years where the Company or Franklin Electronic Publishers, Inc., USA incurred a pre-tax loss.

V.	Company Car

(1)	The Company shall provide and maintain a Mercedes C 180 until October 1997. Thereafter a replacement car of Mr. Schillings’ choice shall be provided up to a maximum payment by the Company of DM 15.000,— per annum (plus VAT, if applicable) in respect of the lease/purchase of such car, which may also be used for private purpose. This amount is subject to further review by the company to ensure that an equivalent car has to be provided. The Company shall procure the provision of any parent company guarantee as reasonably be requested by any lessor of such car.

(2)	The Company shall pay all running expenses in connection therewith (taxes, insurances, repairs, maintenance, gasoline, and oil) in so far as they are properly and reasonably incurred by Mr. Schillings in the performance of his duties and subject to such restrictions and upon such conditions at the Company may, in its sole discretion, think proper. The Company shall not pay expenses in connection with foreign holiday travel.

(3)	Mr. Schillings has to return the car within a three weeks period after he has been released from his duties. In any case, the company car has to be returned at the end of the notice period. Any right of retention is excluded.

(4)	Mr. Schillings agrees to pay the taxes which accrue form the monetary value of the benefit of having the company car for private use according to German tax provisions.

VI.	Holidays

(1)	Mr. Schillings will be entitled to thirty working days holiday with pay in respect of any calendar year (in addition to public holidays) to be taken at such time or times as may be approved by the shareholder. He shall coordinate his holiday with other members of management, if in excess of three working days.

(2)	Any entitlement to holiday remaining at the end of any holiday year may be carried forward to the next succeeding year but no further up to March 31.

VII.	Hours of Work

The normal hours of work will be based upon 40 hours a week. Mr. Schillings shall conform to such hours of work that may be necessary to effectively perform his duties in responsibility. He shall not be entitled to remuneration for work outside the normal working hours.

VIII.	Expenses

Mr. Schillings shall be entitled, against production of vouchers or other evidence, to reimbursement by the Company of the amount of all reasonable out-of-pocket expenses incurred by him in the course of his employment, including travel and subsistence.

IX.	Incapacity

Mr. Schillings shall be entitled to be paid in full during any period of absence from work due to sickness or accident not negligently caused by him not exceeding ninety consecutive days, subject to the production of satisfactory medical evidence in respect of any period absence in excess of three consecutive days. Remuneration will, however, not continue after determination of this agreement.

X.	Confidentiality

Mr. Schillings undertakes to maintain confidentiality with respect to all business matters coming to his attention, and not to allow third party access to the Company’s documents. The foregoing remains valid also after the termination of this employment under this Agreement.

XI.	Books and Records

(1)	Mr. Schillings will honestly and faithfully keep all documentation in connection with the duties of his employment.

(2)	All documentation which may have come or hereafter comes into the possession of Mr. Schillings during his employment with the Company or in his capacity as a director of the Company and which relates to the business of the Company or any related company, shall remain the property of the Company or, as the case may be, the related company.

(3)	All documentation in his possession or under his control shall be returned by Mr. Schillings to the Company or the related company concerned at any time on demand. Any right of retention is excluded.

(4)	The provisions of the paragraphs above shall also apply to any credit cards, cheque cards, cheque-books or other similar items provided to Mr. Schillings in the course of his employment.

XII.	Inventions

The German Act of Employee Inventions is applicable mutatis mutandis. Any possible allowance for inventions are compensated with the remuneration mentioned in section III.

XIII.	Non-Competition

(1)	Mr. Schillings shall not perform for a period of one year after the termination of this agreement any services for any firm or company carrying on business in electronic publishing within Germany or other country in the European community, in which the Company operates as at the date or termination which is or is likely to be in competition with any business carried on or proposed to be carried on at the date of such determination by the Company or by any other related company. He shall not carry on business with those competitors on his own or on behalf of any other person and shall not acquire any shares in those companies that carry on business in competition with the Company.

(2)	For the period mentioned under paragraph (1) above, the Company undertakes to pay Mr. Schillings a compensation amounting to 50 percent of his last monthly paid salary. This compensation will be due at the end of each month.

(3)	Those remunerations that Mr. Schillings will receive during the above-mentioned period or which he fails to receive by fault have to be offset against the compensation to be paid under paragraph (2) as far as such remuneration together with the compensation will exceed Mr. Schillings former remuneration under this Service Agreement for more than 10 percent. Mr. Schillings undertakes to give the Company notice of those remunerations on first demand.

(4)	The Company can release Mr. Schillings from the obligations under paragraph (1) prior to the end of this agreement. In this case, the Company shall not be enforced to pay the compensation as mentioned in paragraph (2) for a period of more than six months after the notification under sentence 1. Any party who is entitled to terminate this Agreement forthwith for good cause shall be entitled to terminate any non-competition obligations by notifying the other party in writing within a one month period after the notice of termination.

(5)	If Mr. Schillings fails to meet the requirement of the provisions contained under paragraph (1) he undertakes to pay a compulsory damage amounting to the average monthly salary that he has received under the provisions of section III during the last twelve months of his employment. There will be no claim for compensation under paragraph (2) as long as Mr. Schillings is in breach of his obligations under paragraph (1).

If the breach of the contract shall last for a longer period, the compulsory damage set forth under sentence 1 shall be repeatedly due in every accrued calendar month. Notwithstanding the above provision the Company shall be entitled to claim for compensation of any damage suffered from Mr. Schillings’ breach of his obligations under paragraph (1).

XIV.	Forfeiture

All claims which may arise from this Agreement must be raised in writing within a period of three months after the termination of the employment and in case of refusal, such claims must be asserted by action in court within a period of six months. Claims raised in violation of these provisions will forfeit.

XV.	Final Provisions

(1)	If any provision of this Agreement shall be or become legally invalid in total or in parts this shall at no means effect the validity of the remaining provisions. The parties hereof are enforced to replace such invalid provision by any other appropriate provision which comes as close as possible to the economic meany and the intention that were pursued by the contractual parties or which would have been pursued, if the parties had been aware of the invalidity of such provision.

(2)	Amendments and additions of this Agreement must be in writing. This is also true for the amendment or cancelling of this clause.

(3)	This Agreement replaces any and all prior understandings with respect to the employment by and between the contracting parties.

(4)	Should any problems arise concerning the interpretation of the above provisions, the German version shall prevail.

Date: 8.3.96

/s/	/s/ Walter Schillings
Franklin Electronic Publishers (Deutschland) GmbH, represented by Franklin Electronic Publishers Euro-Holdings B.V., represented by Mike Kemp	Walter Schillings